EXHIBIT 12.1

CH ENERGY GROUP, INC.
Computation of Ratio of Earnings to Fixed Charges

			2011			2010		Year Ended December 31,
			3 Months	6 Months	12 Months	3 Months	6 Months
			Ended	Ended	Ended	Ended	Ended
		Earnings: ($000)	June 30	June 30	June 30	June 30	June 30	2010	2009	2008	2007	2006
A.		Net income from Continuing Operations	$6,270	$23,491	$36,047	$7,772	$28,378	$40,934	$33,988	$30,968	$41,143	$43,159
B.		Preferred Stock Dividends	242	485	970	242	485	970	970	970	970	970
C.		Federal and State Income Tax	2,990	13,665	15,451	4,599	18,631	20,417	22,270	20,663	22,567	24,650
	Less	Income from Equity Investments	155	619	599	(532)	(298)	(318)	228	568	1,895	1,810
	Plus	Cash Distribution from Equity Investments	548	548	977	388	442	871	1,775	2,463	3,427	1,315
D.		Earnings before Income Taxes and Equity Investments	$9,895	$37,570	$52,846	$13,533	$48,234	$63,510	$58,775	$54,496	$66,212	$68,284
E.		Fixed Charges
		Interest on Other Long-Term Debt	6,730	13,470	25,186	5,649	11,257	22,973	20,999	20,518	18,653	16,425
		Other Interest	1,336	2,577	5,162	1,360	2,840	5,425	3,996	3,360	3,189	3,622
		Interest Portion of Rents(1)	224	492	961	274	491	960	1,043	1,220	1,278	1,112
		Amortization of Premium & Expense on Debt	261	560	1,025	224	448	913	956	982	963	991
		Preferred Stock Dividends Requirements of Central Hudson	351	724	1,330	387	768	1,405	1,544	1,565	1,452	1,431
		Total Fixed Charges	$8,902	$17,823	$33,664	$7,894	$15,804	$31,676	$28,538	$27,645	$25,535	$23,581
	Less	Preferred Stock Dividends Requirements of Central Hudson	351	724	1,330	387	768	1,405	1,544	1,565	1,452	1,431
F.		Total Earnings	$18,446	$54,669	$85,180	$21,040	$63,270	$93,781	$85,769	$80,576	$90,295	$90,434

		Preferred Dividend Requirements:
G.		Allowance for Preferred Stock Dividends Under IRC Sec. 247	$242	$485	$970	$242	$485	$970	$970	$970	$970	$970
H.		Less Allowable Dividend Deduction	(32)	(64)	(127)	(32)	(64)	(127)	(127)	(127)	(127)	(127)
I.		Net Subject to Gross-Up	210	421	843	210	421	843	843	843	843	843
J.		Ratio of Earnings before Income Taxes and Equity Inv. To Net Income (D/(A+B))	1.520	1.567	1.428	1.689	1.671	1.516	1.681	1.706	1.572	1.547
K.		Preferred Dividend (Pre-tax) (I x J)	319	660	1,203	355	704	1,278	1,417	1,438	1,325	1,304
L.		Plus Allowable Dividend Deduction	32	64	127	32	64	127	127	127	127	127
M.		Preferred Dividend Factor	$351	$724	$1,330	$387	$768	$1,405	$1,544	$1,565	$1,452	$1,431

N.		Ratio of Earnings to Fixed Charges (F/E)	2.1	3.1	2.5	2.7	4.0	3.0	3.0	2.9	3.5	3.8

(1)	The percentage of rent included in the fixed charges calculation is a reasonable approximation of the interest factor.